Exhibit 23.1

Jakroo, Inc.

5906 Foothill Road

Pleasanton, CA 94588

We consent to the use in this Registration Statement on Form S-1 of our report dated April 13, 2017 relating to the consolidated financial statements of Jakroo Inc. as of and for the years ended December 31, 2016 and 2015, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

April 21, 2017